EHIBIT 10.1 Third Lease Amendment and Extension of Lease, dated as of June 16, 2009, between Reisterstown Bowl Inc., a wholly-owned subsidiary of the Registrant, Fairfax Circle Investors, LLC and Fairfax Circle Investors II, LLC.

THIRD LEASE AMENDMENT AND EXTENSION OF LEASE

THIS THIRD LEASE AMENDMENT AND EXTENSION OF LEASE (“Amendment”) is entered as of the 16th day of June, 2009, by and between:  FAIRFAX CIRCLE INVESTORS, LLC and FAIRFAX CIRCLE INVESTORS II, LLC, Virginia limited liability companies, as tenants in common, hereinafter collectively referred to as “Lessor”; and REISTERSTOWN BOWL, INC., A Maryland corporation, d/b/a “Bowl America”. hereinafter referred to as “Lessee.”

RECITALS:

A. Lessor’s predecessor-in-interest and Lessee entered into a Lease Agreement dated September 29, 1962 (“Original Lease”), as  amended by that certain Lease Amendment dated April 4, 1963 (“First Amendment”) and that certain Second Lease Amendment dated December 20, 1993 (“Second Amendment”) (collectively, the “Lease”), whereby Lessee let those certain premises, containing approximately thirty-five thousand three hundred seventy-three (35,373) square feet, and including Tenant’s bowling center and storefront thereon, as described in the Lease (collectively, the “Premises”), located in the Fairfax Circle Shopping Center, Fairfax, Virginia (“Shopping Center”), for a period expiring on July 31, 2009.  As used in this Amendment, the term “Lease” shall mean the “Lease, as amended hereby,” unless its context expressly requires it to mean the Original Lease, the First Amendment, or the Second Amendment; and

B. Lessor and Lessee desire to extend the term of the Lease and amend the Lease in certain respects as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby reciprocally acknowledged, Lessor and Lessee agree as set forth below.

1. Recitals.  The foregoing recitals and representations form a material part of this Amendment and are incorporated herein by this reference.

2. Term.  The term of the Lease is hereby extended and revised so that the expiration date shall be July 31, 2014 instead of July 31, 2009.  The period from August 1, 2009 through July 31, 2014 is hereinafter referred to as the “Third Extended Term”.  Except a set forth in Paragraph 4 hereinbelow, any provision in the Lease, whether express or implied, which could be construed as providing Lessee a further right to extend the term of the Lease past the expiration date of the Third Extended Term set forth in the preceding sentence, including, but no limited to, Paragraph 3 of the Original Lease and Paragraph 3 of the Second Amendment, shall no longer be applicable.

3. Guaranteed Minimum Rent.  During the Third Extended Term, “guaranteed minimum rent” (as such term is defined in Paragraph 5 of the Original Lease) shall be as follows:

                                              Period                          Annually                        Monthly
                                         8/1/09-7/31/14               $200,000.04                   $16,666.67

During the Third Extended Term (and the “Fourth Extended Term”, as defined in Paragraph 4 hereinbelow), minimum guaranteed rent shall be inclusive of all periodic charges previously payable to Lessor under the Lease, including, but not limited to, percentage rent based on gross sales, common facilities costs, and real estate taxes.

4. Fourth Extended Term.

(a) Lessor hereby grants to Lessee the conditional right, exercisable at Lessee’s option, to extend the term of the Lease for one (1) period of five (5) years (“Extension Option”), exercisable as hereinafter provided.  If properly exercised and if the conditions applicable thereto have been satisfied, the extension term shall commence immediately following the end of the Third Extended Term provided in Paragraph 3 of this Amendment, and, in such event, such extension term (the “Fourth Extended Term”) shall be deemed to be part of the term of the Lease.  The right of extension herein granted to Lessee shall be subject to, and shall be exercised strictly in accordance with, the following terms and conditions.

(b) Lessee shall exercise the Extension Option with respect to the Fourth Extended Term by giving Lessor written notice of the exercise thereof (the “Option Notice”) not later than eight (8), nor earlier than twelve (12), months prior to the expiration of the Third Extended Term.  Time is of the essence as to all dates pertaining to Lessee’s exercise of the Extension Option.  If the Option Notice is not given timely or if Lessee does not exercise the Extended Option or if Lessee has been in default under the Lease at any time during the term of the Lease or if the Lessee has assigned the Lease or sublet all or any portion of the Premises, then at Lessor’s election, the Option Notice shall be void, and Lessee’s right of extension with respect to the unexercised Extension Option and uncommenced Fourth Extended Term shall thereupon and thereafter lapse, terminate and be of no further force or effect.  In no event shall Lessee have the right to extend the term of the Lease beyond the expiration of the Fourth Extended Term.

(c) During the Fourth Extended Term, all of the terms, conditions, covenants and agreements set forth in the Lease shall continue to apply and be binding upon Lessor and Lessee, except that minimum guaranteed rent shall be as follows:

                                              Period                          Annually                     Monthly
                                         8/1/14-7/31/19               $230,000.04                   $19,166.67

(d) Lessee hereby specifically acknowledges and agrees that the time limitations upon the exercise of the Extension Option will be strictly enforced, that any attempt to exercise the Extension Option at any other time shall be void and of no force or effect, and that if the Fourth Extended Term is not exercised within the applicable time period, Lessor intends immediately thereafter to undertake appropriate efforts relating to the marketing or management of the Premises.  The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise the Extension Option because of any provisions of this Paragraph 4 or for any other reason whatsoever.

(e) The provisions of this Paragraph 4 are subject and subordinate to the provisions of Paragraph 5 herein below.

5. Option to Terminate.  Lessor shall have the absolute right to terminate the Lease effective at any time from and after July 31, 2016 upon giving Lessee at least one hundred eighty (180) days’ prior written notice.  On the date set forth in Lessor’s notice of termination, Lessee shall vacate and surrender possession of the Premises in accordance with the terms of the Lease.  In the event that the Lease is terminated pursuant to this Paragraph 5, Lessor will pay to Lessee an amount equal to the unamortized cost, as of the effective date of termination, of “Lessee’s Unamortized FF&E Costs” (as hereinbelow defined).  “Lessee’s Unamortized FF&E Costs” means an amount equal to the unamortized cost of all furniture, fixtures, and equipment (“FF&E”) existing in the Premises on the date of Lessor’s termination notice.  The cost of such FF&E shall be amortized on a monthly straight-line basis over the useful life thereof, commencing from the time such cost was expended be Lessee.  Lessor shall have the right to inspect, at Lessee’s principal accounting office within the continental United States, such books or records relating to such FF&E as are necessary to enable Lessor or an authorized representative of Lessor to confirm the accuracy of Lessee’s Unamortized FF&E Costs.  If such audit shows that Lessee has overstated Lessee’s Unamortized FF&E Costs,  Lessee shall pay to Lessor forthwith the amount of such overpayment made by Lessor.  In addition, if such audit shows that Lessee has overstated Lessee’s Unamortized FF&E Costs by Five Hundred Dollars ($500.00) or more, then Lessee shall immediately pay to Lessor the reasonable cost of such audit.  Lessee shall execute such other documents as may be required by Lessor to give effect to the provisions of this Paragraph.

6. Renovation.  In the event that Lessor renovates the façade of the Shopping Center, Lessor shall have the absolute, unconditional right to replace Lessee’s existing sign with a new sign in connection with such renovation.  Lessee shall, within fifteen (15) days following Lessor’s request, pay to Lessor fifty percent (50%) of Lessor’s costs incurred in replacing such sign (including costs of the new sign); provided, however, that Lessee shall not be required to pay more than One Thousand Five Hundred Dollars ($1,500.00) pursuant to this sentence.

7. Limitation of Lessor Liability.  Lessee shall neither assert nor seek to enforce any claim, and hereby waives any and all rights to assert or claim, for breach of the Lease against any of Lessor’s assets other than Lessor’s interest in the Shopping Center, or any portion thereof, and Lessee shall look solely to such interest for the satisfaction of any liability of Lessor under this Lease, it being specifically agreed that in no event shall Lessor (or any of Lessor’s officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders, or other principals or representatives, disclosed or undisclosed) ever be personally liable for any such liability.  This Paragraph 7 shall not limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor.  In no event shall Lessor (or any of Lessor’s officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders, or other principals or representatives, disclosed or undisclosed) ever be liable for consequential, speculative, punitive damages, or lost profits.

8. Waiver of Jury Trial.  TO INDUCE LESSOR AND LESSEE TO ENTER INTO THIS AMENDMENT, LESSOR AND LESSEE EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY OF ANY OR ALL ISSUES CLAIMS, CAUSES OF ACTION AND/OR IN ANY ACTION OR PROCEEDING BETWEEN LESSOR AND LESSEE OR THEIR SUCCESSORS, ASSIGNS, PERSONAL OR LEGAL REPRESENTATIVES AND HEIRS UNDER OR IN CONNECTTION WITH THE LEASE, ANY OF THE PROVISIONS OF THE LEASE, AND/OR LESSEE’S USE AND/OR OCCUPANCY OF THE PREMISES.  THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY LESSOR AND LESSEE, AND LESSOR AND LESSEE EACH ACKNOWLEDGE THAT NEITHER LESSOR NOR LESSEE NOR ANY PERSON ACTING ON BEHALF OF LESSOR OR LESSEE HAS MADE ANY REPRESENTATIONS OF FACT OR LAW TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  LESSOR AND LESSEE EACH FURTHER ACKNOWLEDGE THAT HE, SHE OR IT HAS HAD THE OPPURTUNITY TO DISCUSS THIS AMENDMENT AND THIS WAIVER WITH LEGAL COUNSEL.

9. Broker.  Each of the parties hereto represents and warrants that, other than the brokerage commission payable by Lessor to Rosenthal Realty, LLC pursuant to a separate agreement, there are no other brokerage commissions or finders’ fees of any kind due in connection with this Amendment, and each of the parties hereto agrees to indemnify the other against, and hold it harmless from, any and all liabilities, damages, costs, claims and obligations arising from any such claim (including, without limitation, the cost of reasonable attorneys’ fees in connection therewith).

10. Notices.  The Lease is hereby modified to provide that notices to Lessor shall be sent to the address set forth below:

c/o Rosenthal Properties, LLC
8391 Old Courthouse Road
Suite 320
Vienna Virginia  22182

11. Defined Terms.  Terms that are defined elsewhere in the Lease shall have the same meanings when such terms are used in this Amendment.

12. Confirmation of Terms.  All the terms, covenants and conditions of the Lease, except as are herein specifically modified and amended, shall remain in full force and effect and are hereby adopted and reaffirmed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Amendment under their respective seals on the day and year first above written.

LESSOR:
Witness:	Fairfax Circle Investors, LLC and Fairfax
Circle Investors II, LLC as Lessees in Common

By: RG Acquisitions III, LLC, Manager of both
Ken Santiago	BY: Glenn H. Rosenthal
Manager

Attest:	LESSEE:
Reisterstown Bowl, Inc., a Maryland
Corporation, d/b/a “Bowl America”

By: Cheryl Dragoo	By: Michael T. Dick
Assistant Treasurer	Assistant Secretary